Exhibit 99.1

1299 Ocean Avenue, Suite 1000 Santa Monica, California 90401
FOR IMMEDIATE RELEASE

Stuart McElhinney, Vice President – Investor Relations 310.255.7751 smcelhinney@douglasemmett.com
Ms. Dorene Dominguez Elected as Director of Douglas Emmett

SANTA MONICA, California – April 7, 2021 – Douglas Emmett, Inc. (NYSE:DEI), a real estate investment trust (REIT), today announced that Ms. Dorene Dominguez has been elected to its Board of Directors.
Ms. Dominguez is the Chairwoman and CEO of Vanir Group of Companies and its subsidiaries, Vanir Development Company Inc. and Vanir Construction Management Inc., which respectively specialize in commercial and institutional real estate development and construction management. She is on the board of KB Home and an active member of the Coca-Cola Hispanic Advisory Council. Ms. Dominguez founded The Dominguez Dream, a non-profit serving elementary schools in underserved communities and is on the board of several other educational and philanthropic organizations. She is also the first Latina to become a governor of the NBA Sacramento Kings. Ms. Dominguez holds a bachelor's degree in finance from the University of Notre Dame and a certificate in corporate governance from Harvard University.

About Douglas Emmett, Inc.
Douglas Emmett, Inc. (DEI) is a fully integrated, self-administered and self-managed real estate investment trust (REIT), and one of the largest owners and operators of high-quality office and multifamily properties located in the premier coastal submarkets of Los Angeles and Honolulu.  Douglas Emmett focuses on owning and acquiring a substantial share of top-tier office properties and premier multifamily communities in neighborhoods that possess significant supply constraints, high-end executive housing and key lifestyle amenities.  For more information about Douglas Emmett, please visit our website at www.douglasemmett.com.